Assignment and Assumption Agreement


         Assignment and Assumption Agreement made this 11th day of January, 2001 between SmithKline Beecham plc, a public limited company organized under the laws of England and Wales ("SBplc"), and SmithKline Beecham Holdings Corporation, a Delaware corporation ("SBHC"). The parties intending to be legally bound hereby agree as follows.

         SBplc hereby assigns to SBHC all of SBplc's rights and obligations as a party to the Agreement and Plan of Merger among SBplc, SB Acquisition Corp., a New Jersey corporation and a wholly-owned subsidiary of SBplc ("SB Acquisition") and Block Drug Company, Inc., a New Jersey corporation ("Block") dated October 7, 2000 (the "Merger Agreement"). SBHC hereby accepts and assumes from SBplc all SBplc's rights and obligations as a party to the Merger Agreement.

         In futherance of the assignment and assumption described in this agreement, SBplc agrees to transfer to SBHC all outstanding shares of common stock of SB Acquisition owned by SBplc, representing 100% of the issued and outstanding shares of common stock of SB Acquisition, for a total purchase price of $1.00. SBHC agrees to accept such transfer and pay such purchase price to SBplc.

         As the primary rights and obligations under the Merger Agreement remain executory, except as specifically set forth herein, neither party shall pay any consideration for the assignments and assumptions described in this agreement, provided, however, that SBHC shall reimburse SBplc for all amounts accrued or paid in connection with the Merger Agreement prior to the date hereof, including, without limitation, legal and investment banking fees, printing and distribution costs, depositary and information agent costs, Hart-Scott-Rodino filing fees and other similar expenses.

         IN WITNESS WHEREOF the parties have executed this Assignment and Assumption Agreement this 11th day of January, 2001.


SMITHKLINE BEECHAM plc              SMITHKLINE BEECHAM HOLDINGS
                                    CORPORATION



By: /s/ Rupert Bondy                By: /s/ Donald F. Parman
    -------------------------           ------------------------------
    Authorized Signatory                Vice President and Secretary